Form 4 - Exhibit 99

Name of Reporting Person: David R. LaVance
Name of Issuer: Medi-Hut Co., Inc.  [MHUT]
Transaction Date:   February 25, 2005

Explanation of Responses and Additional Information

In addition to the shares of Common Stock of the Issuer reported on the Form 4 filed in connection herewith, the reporting person indirectly owns
310,938 shares held in trusts for the benefit of family members of the reporting person, of which Thomas S. Gifford is trustee.  The reporting person disclaims beneficial ownership of the securities held in trusts for the benefit of family members of the reporting person and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.